Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2015

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial position of the Government as at March 31, 2015, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

/s/ Betty-Anne Pratt, CPA, CA
Betty-Anne Pratt, CPA, CA
Provincial Comptroller

September 23, 2015

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2015, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2015, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

/s/ Norm Ricard
September 23, 2015	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2015

		($ millions)
SCHEDULE		2015	2014
			Restated
	FINANCIAL ASSETS

	Cash and cash equivalents	1,983	1,600
	Temporary investments (Note 2)	215	202
1	Amounts receivable	1,570	1,548
	Inventories for resale	79	75
	Portfolio investments (Note 3)	1,841	2,293
2	Loans and advances	1,251	1,145
3	Equity in government business enterprises (Note 4)	3,804	3,820

	Total Financial Assets	10,743	10,683

	LIABILITIES

4	Borrowings	23,257	21,946
5	Accounts payable, accrued charges, provisions and unearned revenue	4,204	3,971
6	Pension liability (Note 5)	2,245	2,038

	Total Liabilities	29,706	27,955

	NET DEBT	(18,963)	(17,272)

	NON-FINANCIAL ASSETS
	Inventories held for use	59	62
	Prepaid expenses	58	58
7	Tangible capital assets	11,461	10,599

	Total Non-Financial Assets	11,578	10,719

	ACCUMULATED DEFICIT	(7,385)	(6,553)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2015

		($ millions)
	2015		2014
	Budget	Actual	Actual
REVENUE
Income taxes:
Corporation income tax	530	562	468
Individual income tax	3,102	3,117	2,978
Other taxes:
Retail sales tax	2,207	2,205	2,028
Fuel taxes	340	334	329
Levy for health and education	326	321	315
Education property tax	701	461	434
Other taxes	658	579	617
Fees and other revenue	2,039	2,183	2,202
Federal transfers:
Equalization	1,750	1,750	1,799
Canada Health and Canada Social Transfers	1,610	1,621	1,524
Shared cost and other	433	438	495
Net income from government business enterprises (Schedule 3)	692	899	783
Sinking funds and other investment earnings	242	269	242

Total Revenue (Schedule 9)	14,630	14,739	14,214

EXPENSES
Health	5,791	5,979	5,706
Education	3,895	3,639	3,562
Family Services	1,115	1,120	1,074
Community, Economic and Resource Development	2,477	2,541	2,415
Justice and Other Expenditures	837	1,071	1,158
Debt Servicing (Note 8)	872	841	821

Total Expenses (Schedule 9)	14,987	15,191	14,736

NET LOSS FOR THE YEAR	(357)	(452)	(522)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2015

	($ millions)
	2015	2014
	Actual	Actual
		Restated
Opening accumulated deficit, as previously reported	(6,625)	(5,936)
Changes in account policy (Note 1D(vii))	72	72

Opening accumulated deficit, reflecting change in accounting policy	(6,553)	(5,864)
Prior period adjustments (Note 16)	(61)	—

Opening accumulated deficit, as restated	(6,614)	(5,864)
Other comprehensive income (Schedule 3)	(319)	(167)
Net loss for the year	(452)	(522)

Closing accumulated deficit,	(7,385)	(6,553)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2015

	($ millions)
	2015		2014
	Budget	Actual	Actual
			Restated
Net loss for the year	(357)	(452)	(522)

Tangible capital assets (Schedule 7)
Acquisition of tangible capital assets	(1,553)	(1,534)	(1,333)
Amortization of tangible capital assets	580	595	554
Disposal of tangible capital assets	—	62	22

Net acquisition of tangible capital assets	(973)	(877)	(757)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	3	(7)
Decrease (Increase) in prepaid expenses	—	—	2

Net acquisition of other non-financial assets	—	3	(5)

Other comprehensive loss (Schedule 3)	—	(319)	(167)

(Increase) in Net Debt	(1,330)	(1,645)	(1,451)

Net Debt, beginning of year, as previously reported	(17,288)	(17,344)	(15,893)

Change in accounting policy (Note 1D(vii))	—	72	72

Net Debt, beginning of year, restated for change in accounting policy	(17,288)	(17,272)	(15,821)

Prior period adjustments (Note 16)	—	(46)	—

Net Debt, beginning of year, as restated	(17,288)	(17,318)	(15,821)

Net Debt, end of year	(18,618)	(18,963)	(17,272)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2015

	($ millions)
	2015	2014
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(452)	(522)
Changes in non-cash items:
Temporary investments	(13)	27
Amounts receivable	(1)	94
Valuation allowance	(22)	55
Inventories	(1)	(8)
Prepaids	—	2
Accounts payable, accrued charges, provisions and deferrals	202	181
Pension liability	207	210
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(107)	(42)
Unamortized losses on derivative contracts	96	12
Loss on disposal of tangible capital assets	62	22
Amortization of tangible capital assets	595	554

	572	591
Other comprehensive loss (Schedule 3)	(319)	(167)
Changes in equity in government business enterprises	16	(54)

Cash provided by operating activities	269	370

Capital Activities
Acquisition of tangible capital assets	(1,534)	(1,333)

Cash used in capital activities	(1,534)	(1,333)

Investing Activities
Investments purchased	(2,810)	(2,758)
Investments sold or matured	1,585	2,276

Cash used in investing activities	(1,225)	(482)

Financing Activities
Debt issued	5,556	4,735
Debt redeemed	(2,683)	(2,983)

Cash provided by financing activities	2,873	1,752

Increase in cash and cash equivalents	383	307
Cash and cash equivalents, beginning of year	1,600	1,293

Cash and cash equivalents, end of year	1,983	1,600

Supplementary information:
Interest received	270	245

Interest paid	849	852

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2015

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian public sector accounting standards.

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by the Public Sector Accounting Board (PSAB), is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions, which would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the summary financial statements.

Effective January 1, 2011 all GBEs, except the Manitoba Hydro-Electric Board (Manitoba Hydro) adopted International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB). IFRS standards are not required to be adopted by senior governments. As an entity reporting their operation under rate regulated accounting, Manitoba Hydro was eligible for an extension to January 1, 2015 for the adoption of IFRS.

On January 30, 2014 the IASB issued a new interim standard, IFRS 14 Regulatory Deferral Accounts. This standard allows GBEs to continue to use their existing rate regulated accounting practices upon adoption of IFRS until the IASB completes its comprehensive project on rate regulated accounting. This standard becomes effective January 1, 2016; however, early adoption is permitted. Manitoba Hydro will early adopt IFRS 14 upon its transition to IFRS.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Taxes

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. These revenues are recorded at estimated amounts after considering adjustments for tax concessions and other adjustments from the Government of Canada. Transfers made through the tax system are recognized as an expense.

Revenues from other taxes are accrued in the year earned and are recorded net of tax concessions and other adjustments. Transfers made through the tax system are recognized as an expense.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized, any eligibility criteria are met, and the amounts can be reasonably estimated.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(iv)	Financial Assets

(1) Accounts receivable

Accounts receivables are recorded at their full expected amount. A valuation allowance is recorded when collection of the receivable is considered doubtful.

(2) Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(3) Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(4) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3) Employee future benefits

The Government recognizes the cost of accumulating benefits in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when the event that obligates the Government to pay benefits occurs.

The amount of the liabilities for severance, the Long Term Disability Income Plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise. The liability is recognized under employee future benefits.

The Government accrues a liability for vacation pay and accumulating, non-vesting sick pay benefits. The liability for accumulating, non-vesting sick pay benefits is based upon a review of past experience to extrapolate a liability based upon expected future utilization of currently accumulated benefits. The liability is recognized under salaries and benefits.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. A provision for losses on these guarantees is recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

(5) Liability for contaminated sites

The Government recognizes a liability for remediation of contaminated sites when the following criteria have been met: there is evidence that contamination exceeds an environmental standard, the Government is directly responsible or accepts responsibility for the contamination, it is expected that future economic benefits will be given up and a reasonable estimate of the amount can be made. In cases where Government’s responsibility is not determinable, a contingent liability may be disclosed.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The liability reflects the Government’s best estimate of the amount required to remediate the site to the current minimum standard of use prior to contamination, as of the financial statement date. The liability is determined on a site-by-site basis and is reduced by estimated recoveries from third-parties. Recorded liabilities are adjusted each year for the passage of time, new obligations, changes in management estimates and actual remediation costs incurred. The Government will measure the liability using present value techniques when cash flows are expected to occur over extended future periods.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million and development time exceeds one year.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and leasehold improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and equipment
Vehicles	3 to 10 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	3 to 15 years

Infrastructure Assets:
Land	Indefinite
Land improvements	10 to 30 years
Transportation
Bridges and structures	40 to 75 years
Provincial highways, roads and airstrips	10 to 40 years
Dams and water management structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Changes in Accounting Policy

Effective April 1, 2014, the Government adopted the new Public Sector Accounting Board accounting standard - Liability for Contaminated Sites, Section PS3260. Section PS3260 establishes standards on how to account for and report a liability associated with the remediation of contaminated sites. The adoption of this new standard has resulted in the de-recognition or reclassification of $78 million in liabilities, previously established for the removal of asbestos from Government buildings. Comparative figures have been restated, resulting in an impact to opening equity and net debt of $72 million and a $7 million (2014 - $6 million) reclassification to accrued liabilities.

(viii)	Classification by Sector

The Province reports operational results under the following sectors; health, education, family services, community economic and resource development, justice and other expenditures, and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The family services sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

1.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The community economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for the remediation of contaminated sites, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual for the remediation of contaminated sites exists because the remediation activities, methods, and the extent of contamination may differ significantly from the Government’s original assessment of the site and proposed remediation plans. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2015	2014
Temporary investments	215	202

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2015	2014
Sinking funds	1,348	1,519
Other investments	472	747
Unamortized termination losses on derivative contracts	21	27

	1,841	2,293

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2015, the market value of portfolio investments was $1,903 million (2014 - $2,267 million). Portfolio investments earned $119 million during the year (2014 - $99 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2015		2014
	Book Value	Fair Value	Book Value	Fair Value
Government of Canada, direct and guaranteed	45	46	147	147
Provincial, direct and guaranteed	1,179	1,167	1,246	1,239
Municipal	99	99	101	102
Corporate	25	26	25	27

	1,348	1,338	1,519	1,515

Investment revenue earned on sinking funds during the year was $47 million (2014 - $50 million). The sinking funds are allocated as follows:

	($ millions)
	2015	2014
Sinking funds	1,389	1,544
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(41)	(25)

Total sinking funds held in portfolio investments	1,348	1,519

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3.	PORTFOLIO INVESTMENTS (Continued)

Other Investments

	($ millions)
	2015	2014
Guaranteed investment certificates	41	52
Bonds – Government of Canada, provincial and municipal	119	189
Bonds – Corporate	128	384
Equity investments	154	103
Investments in real estate	30	19

	472	747

As at March 31, 2015 the market value of other investments was $565 million (2014 - $752 million). Other investments earned $72 million during the year (2014 - $49 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition
Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control, and are revenue generating, or enterprises which use economy of scale to deliver goods and services to the public.

The operating results and financial position of each GBE category are reported in Schedule 3 to the summary financial statements.

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2015	2014
Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	252	224
Manitoba Hydro-Electric Board	2,669	2,812
Manitoba Public Insurance Corporation	410	387
Workers Compensation Board of Manitoba	457	382

	3,788	3,805

Unrestricted Equity in Government Business Enterprises:
Manitoba Liquor and Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	11	10

	16	15

Equity in Government Business Enterprises	3,804	3,820

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5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. These Plans are joint trusteed plans. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2015, the pension liability for the Civil Service Superannuation Plan was $775 million (2014 - $726 million) and the pension liability for the Teachers’ Pension Plan was $1,406 million (2014 - $1,272 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and School District of Mystery Lake Pension Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $139 million (2014 - $132 million). At December 31, 2014 the Plan had an excess of net assets available for benefits over pension obligations of $279 million.

As at March 31, 2015, the total pension liability being reflected in the summary financial statements was $2,245 million (2014 - $2,038 million). Details related to the pension liability are provided in Schedule 6 to the summary financial statements. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.5% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.5% on pensionable earnings above the maximum. Commencing on July 1, 2012 employee contributions increased by .5% per year and will continue increasing by .5% until the 2015 calendar year. At that time employees will be required to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

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5.	PENSION PLANS (Continued)

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Civil Service Superannuation Plan are reported in the December 31, 2014 audited financial statements of CSSF. At December 31, 2014, after accounting for provincial pension assets held in trust and trust assets held in trust for GBE’s, CSSF had an estimated accrued net obligation of $690 million (2013 - $716 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value. This valuation also includes estimated net obligations related to GBE’s, which are included in the summary financial statements on a modified equity basis, and other entities that are not part of the GRE.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 7.3% of pensionable earnings up to the CPP maximum earnings, and 8.9% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions increased .5% per year and will continue increasing at .5% per year until September 1, 2015. At that time the TPA will require teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.3% of teacher’s contributions are used to fund basic benefits and 16.7% of teachers contributions are allocated for funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada to a maximum of 5.33%.

As a joint trusteed plan, Schedule 6 only reports the Province’s conditional share of the net obligation. The estimated financial position of both the employee and employer components of the Teachers’ Pension Plan are reported in the December 31, 2014 audited financial statements of Teachers’ Retirement Allowances Fund (Fund). At December 31, 2014, after accounting for provincial pension assets held in trust, the Fund had an estimated accrued net obligation of $1,271 million (2013 - $1,383 million). This valuation is not on the same basis of reporting as the summary financial statements and does not include adjustments for unamortized actuarial gains or losses nor the impact of valuing assets on a market related value basis as opposed to market value.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

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5.	PENSION PLANS (Continued)

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective December 7, 2005 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Labour.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

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5.	PENSION PLANS (Continued)

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2009 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position which the University is funding over fifteen years at an annual additional payment of $4 million.

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Plan members contribute at a rate of 9.0% of salary less an adjustment for the Canada Pension Plan during 2014.

Retirement benefits are calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the yearly maximum pensionable earnings in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1⁄4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age of the retirement, and the annuity factor determined by the plan actuary.

In 2009, the Manitoba Pension Commission advised the University of Manitoba it was required to begin to make additional payments with respect to current service costs in excess of matching contributions of active members and the University. The additional current service cost payments required are based on a percentage of employee contributions. The total payment for fiscal 2015 was $3 million (2014 - $7 million).

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians. The defined benefit segment of the UWPP was closed to new members effective January 1, 2001. Members who join after this date join the defined contribution plan.

The UWPP was established as a contributory defined benefit pension plan on September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2010 the Plan had a going-concern deficiency of $25 million, which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension

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PUBLIC ACCOUNTS 2014/15

benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established on April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Employees are required to contribute 8.0% of pensionable earnings less 1.8% of pensionable earnings for which Canada Pension Plan contributions are required. Pensionable earnings are subject to an annual limit related to the maximum benefit accrual in a year. For 2015 the yearly maximum contributory earnings is $114,830.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 8.1% of pensionable salary and 9.5% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2014. The Winnipeg School Division matches employee contributions and pays an additional 12.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 119.2% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service.

Effective July 1, 2014, employee contributions equal 8.2% of CPP earnings and 9.8% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

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5.	PENSION PLANS (Continued)

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings.

Employee contributions equal 9.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

(iv)	School District of Mystery Lake Pension Plan

School District of Mystery Lake Pension Plan is a defined benefit plan.

The School District shall contribute in accordance with the terms of the collective agreement such amounts as necessary to provide the future service pension for all members and to amortize any unfunded liability or a solvency deficiency in the Plan. In the event the School District’s contributions are not sufficient the legislation permits the Board of Trustees to amend the plan to reduce future accrued pension benefits in order to meet the required legislated funding requirements

Effective July 1, 2013 employees contribute 5.0% of gross earnings. Prior to July 1, 2013 employees did not make contributions to the plan. The plan provides that if the defined benefit pension exceeds the plan annuity, the difference is paid from the plan.

The pension benefits are calculated based on a rate per month per year of service. The current rate for maintenance and custodial workers is $23 per month per year of service. For maintenance and clerical workers the pension benefit is $20 per month per year of service.

E.	Government Business Enterprises

Manitoba Hydro, Manitoba Liquor and Lotteries Corporation and Manitoba Public Insurance Corporation (MPIC) are members of the CSSF. Effective April 1, 2014 Manitoba Liquor and Lotteries Corporation became a matching employer. As a result, they no longer recognize a pension liability in their statements. The net pension liabilities for the other GBEs are disclosed in Schedule 3.

6.	CONTINGENCIES

A.	Contingent Liabilities

i)	Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2015 in the accounts where the final results are uncertain.

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6.	CONTINGENCIES (continued)

ii)	Canadian Blood Services

The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2015 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2015 is $250 million (2014 - $250 million). The related assets as at March 31, 2015 total $414 million (2014 - $384 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2015 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2015. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.

iii)	Treaty Land Entitlement Obligations

The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition) for reserve creation. To date, the Entitlement First Nations have collectively selected and acquired approximately 1,009,427 acres of Crown lands and other lands. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute. To meet this obligation, the government of Manitoba has made available or transferred to the Government approximately 706,069 acres of provincial Crown lands for the purposes of reserve creation for Entitlement First Nations.

iv)	Government Business Enterprise Contingencies

Significant contingencies for Government Business Enterprises include:

Manitoba Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Reassessments of these liabilities will be made as settlements are achieved. As a result, the organization anticipates further mitigation issues, the outcomes of which are not determinable at this time.

Manitoba Hydro will incur future costs associated with the assessment and remediation of contaminated lands and facilities for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.

The Deposit Guarantee Corporation of Manitoba has guaranteed $23 billion in credit union deposits at the end of December 31, 2014 ($22 billion – December 31, 2013). Based upon its ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

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6.	CONTINGENCIES (continued)

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2015	2014
Canadian Museum for Human Rights	35	16	4
Manitoba Agricultural Services Corporation (Note 6B.a)	—	79	80
Manitoba Student Aid Program (Note 6B.b)	20	—	—
Manitoba Housing and Renewal Corporation (Note 6B.c)	20	10	10
Other	17	6	5
Manitoba Grow Bonds		3	3

Total guarantees outstanding		114	102

A provision for future losses on guarantees in the amount of $19 million (2014 - $18 million) has been recorded in the accounts.

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantees for Agriculture	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Operating Credit Guarantees for Rural Small Business	Each participating lending institution is guaranteed the lesser of 25% of the maximum amount advanced or 75% of the lender’s actual eligible loss.

Manitoba Livestock Associations Loan Guarantees	Each association’s lending institution is guaranteed 25% of their loaned amount, up to a maximum loan of $5 million per association.

Enhanced Diversification Loan Guarantee Program	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

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6.	CONTINGENCIES (continued)

Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, as follows:

Loan type	Nature of loan
Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

Note 6B.c) Manitoba Housing and Renewal Corporation

Manitoba Housing and Renewal Corporation has guaranteed the repayment of various mortgages and issued various letters of credit, up to $20 million, which guarantee the terms and conditions of land development agreements and construction contracts.

C.	Manitoba HydroBonds and Hydro-Electric Board Bonds Guarantees

As at March 31, 2015, Manitoba Hydro has outstanding Manitoba HydroBonds and Manitoba Hydro-Electric Board Bonds amounting to $233 million (2014 - $327 million). These bonds carry fixed and variable coupon rates that range from 1.65% to 10.00%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $169 million (2014 - $263 million) of these outstanding bonds.

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2016	2017	2018	2019	2020	2021 and beyond	Total
Government departments, Crowns and Special Funds	434	237	225	228	206	292	1,622
Government Business Enterprises	10	9	9	8	7	44	87

Total	444	246	234	236	213	336	1,709

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7.	CONTRACTUAL OBLIGATIONS (continued)

Other significant obligations not included in the table above are:

Crown Corporations

Crowns of the Province have entered into contractual arrangements related to construction projects totalling $602 million (2014 - $543 million).

Government Business Enterprise Contractual Obligations

Manitoba Hydro has energy purchase commitments of $1,499 million (2014 - $1,571 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2020. In addition, other outstanding commitments principally for construction, are approximately $3,567 million (2014 - $2,676 million).

Manitoba Liquor and Lotteries Corporation has purchase commitments of $21 million (2014 - $19 million) related to casino and retail liquor store construction projects.

Manitoba Hydro provides guarantees to counterparties as part of its use of natural gas derivative commodity contracts. Guarantees issued at March 31, 2015 totalled $361 million (2014 - $311 million) and do not have specific maturity dates. Manitoba Hydro has also issued letters of credit in the amount of $67 million (2014 - $7 million) for energy related transactions with maturities until 2016.

Workers Compensation Board has contractual agreements to contribute funding to a maximum of $43 million (2014 - $81 million) to specific investment projects. These will be financed from their existing investment portfolio or from available cash.

8.	DEBT SERVICING

Debt servicing costs of $841 million (2014 - $821 million) are net of interest recoveries from GBEs of $562 million (2014 - $521 million), interest on provincial debt held as investments of $16 million (2014 - $13 million) and includes $33 million (2014 - $42 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $537 million (2014 - $480 million) are reported in Schedule 3.

9.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided a loan payable to the Government of $38 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2015, this loan payable had been reduced to $4 million (2014 - $8 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided a loan payable to the Government of $9 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2015 this loan payable had been reduced to $1 million (2014 - $2 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As of March 31, 2015, the Government has loans repayable to the Government of Canada of $240 million (2014 - $282 million). Payment is due five years after receipt. The Government is charged an administrative fee for each loan.

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10.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2015 amounts held in trust were as follows:

	($ millions)
	2015	2014
Fiduciary Trusts	561	571
Custodial Trusts	136	123

	697	694

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities.

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $27 million (2014 - $33 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Manitoba Hydro has a hedging relationship between U.S. dollar long-term debt balances and U.S. sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Manitoba Hydro also utilizes derivative foreign exchange forward contracts as required.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

11.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro, the structure of the debt as at March 31, 2015 was 89% at fixed rates and 11% at floating rates (2014 – 89% at fixed rates and 11% at floating rates). A one percent (100 basis points) movement in interest rates on the 11% floating rate debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $25 million (2014 - $23 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2015 the Government has a gross credit risk exposure related to derivatives of $406 million (2014 - $208 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2015		2014
	Notional Value	Fair Value	Notional Value	Fair Value
Interest rate and cross currency swaps	39,057	(768)	38,486	(461)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

12.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs, which have not been eliminated:

A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the summary financial statements.

B.	Borrowings

Borrowings include $831 million (2014 - $863 million) owed to MPIC relating to capital financing of school board and health care facilities and the financing of other Government programs. These borrowings are repayable over a term from 2015 to 2052 at varying interest rates ranging from 1.15% to 9.38%.

C.	Water Power Rentals

Water power rental fees charged to Manitoba Hydro, in the amount of $117 million (2014 - $118 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Manitoba Hydro’s hydroelectric generating stations.

D.	Fees on Government Guarantees

Manitoba Hydro remitted $109 million (2014 - $99 million) to the Government based on the amount of their debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $28 million (2014 - $28 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $24 million (2014 - $23 million) and motor vehicle registration fees totalling $180 million (2014 - $176 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2015 was $10 million (2014 - $10 million).

Manitoba Liquor and Lotteries Corporation provided $7 million in funding to the Addictions Foundation of Manitoba for the year ended March 31, 2015 (2014 - $7 million) for addictions and problem gambling services programs. In addition, the Corporation provided $5 million (2014 - $4 million) in funding to the Liquor and Gaming Authority of Manitoba and the Crown Corporations Council through the payment of annual license fees and levies.

Manitoba Hydro and MPIC paid the Province $66 million (2014 - $61 million) and $1 million (2014 - $Nil) respectively, for Corporation Capital Tax

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

13.	EMPLOYEE FUTURE BENEFITS

	($ millions)
	2015	2014
Severance	422	408
Long term disability income plan	26	25
Workers compensation claims	30	29

	478	462

The severance liability is valued using discount rates that range from 2.5% to 6.5% and salary increase rate which range from 3.0% to 4.3%. Unamortized actuarial gains and losses are amortized over EARSL. Periods range from 6 to 15 years. As of March 31, 2015 unamortized losses were $13 million.

The long term disability income plan is valued using a discount rate of 3.9%. Actuarial gains and losses are recognized to income as they occur. Workers compensation claims are recognized based on an actuarial valuation prepared for the Workers Compensation Board. The December 31, 2014 valuation was prepared using a discount rate of 6.0% and a salary increase rate of 4.0%. Actuarial gains and losses are recognized into income as they occur.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

The budget estimate presented on the Consolidated Statement of Revenue and Expense, excludes $235 million in special warrants related to the Core Government. The original budget estimate amounts plus the $235 million in special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined.

Based upon the revised estimates, the following departments were over-expended as a result of adjustments made after March 31, 2015:

($ millions)
Conservation and Water Stewardship	28
Employee Pensions and Other Costs	2
Mineral Resources	3
Other Appropriations	19

15.	LIABILITY FOR CONTAMINATED SITES

	($ millions)
	2015	2014
Liability for contaminated sites	293	311

As of March 31, 2015 the liability for contaminated sites include sites associated with mining activities, mineral exploration, highway maintenance, airports, marines, landfills, sewage treatment facilities, commercial and industrial operations, parks and other protected areas. The nature of contamination includes petroleum hydrocarbons, polyaromatic hydrocarbons, BTEX (benzene, toluene, ethylbenzene and xylenes), toxic heavy metals, polychlorinated biphenyl (PCBs) and other organic contaminants. The sources of contamination include above ground and underground fuel storage tanks, fuel handling, pipelines, chemical storage, by-product waste, metal based paint, and the leaching of materials deposited in landfills. Sites often have multiple sources of contamination. $59 million in expenditures have been discounted at 3.9% over the next 25 years.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

16.	ADJUSTMENTS TO ACCUMULATED DEFICIT

During the year, the Government reviewed the accounting treatment for several account balances and determined that certain restatements were required. The Government determined that floodway assets were in use one year earlier than previously established. This required the reversal of $11 million in capitalized interest and the addition of $4 million of accumulated amortization. As a result, the net book value of tangible capital assets was reduced by $15 million. This adjustment increased the opening accumulated deficit by $15 million and has no impact on opening net debt.

The Government determined that certain changes were necessary to previous assumptions and methodologies that were used to value sick leave liabilities. It also determined that it was necessary to recognize sick leave liabilities for certain reporting entities, which the Province had previously deferred. The expense related to these deferred sick leave liabilities was previously being recognized over the employees’ average remaining service life. As a result, the sick leave liability was increased by $31 million. This adjustment increased the opening accumulated deficit and opening net debt by $31 million.

The Government determined that the terms of their existing student loan portfolio were concessionary in nature. This required the recognition of a discount to their loan portfolio. As a result, the balance of loans and advances was reduced by $15 million. This adjustment increased the opening accumulated deficit and opening net debt by $15 million.

Prior year results have not been restated to reflect these changes.

17.	COMPARATIVE FIGURES

Certain 2014 financial statement figures have been reclassified to be consistent with the 2015 presentation.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2015

	($ millions)
	2015	2014
TAXATION:
Income taxes	205	196
Retail sales tax	230	215
Other taxes	112	115

	547	526

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Government of Canada shared cost programs/agreements	413	441
Other	357	333

	770	774

OTHER:
Health and social services	152	159
Government business enterprises	81	85
Sundry departmental revenue	129	124
Other	126	136

	488	504

	1,805	1,804
Less: Allowances	235	256

Total Amounts Receivable	1,570	1,548

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2015

		($ millions)
		2015	2014
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board		12,485	10,683
Manitoba Liquor and Lotteries Corporation		342	283

		12,827	10,966
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board		12,485	10,683

		342	283

OTHER:
Loans and mortgages - Note a		717	673
Stadium loan - Note b		136	129
Manitoba student loans - Note c		89	92
Family services agencies - Note d		29	29
Other		2	4

		973	927

TOTAL LOANS AND ADVANCES		1,315	1,210
Less: Valuation allowance		64	65

NET LOANS AND ADVANCES		1,251	1,145

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:

i)	fixed with rates ranging from 1.75% to 10.50%; or

ii)	floating Canadian - Bankers Acceptance (BA) setting, established monthly or quarterly, with the 1 month BA rate at 0.998 and 3 month BA rate at 1.000 as at March 31, 2015.

Note a

i)	Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2041, bearing interest rates ranging from 2.75% to 11.50%.	477	425

ii)	Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2053, bearing interest rates ranging from 0.0% to 14.25%.	116	123

iii)	Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 7.375%.	91	95

iv)	Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2034, bearing interest rates ranging from 4.25% to 9.87%.	33	30

		717	673

Note b	Stadium loan to BBB Stadium Inc, issued in two phases, payment due in varying annual amounts to 2038 on Phase 1 and 2058 for Phase 2, bearing interest at 4.65%.
Note c	Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime.
Note d	Advances to provide family services agencies with advances prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2015

($ millions)

	UTILITY	INSURANCE	FINANCE	TOTAL 2015	TOTAL 2014 Restated
CHANGES IN EQUITY
Results from Operations:
Revenues from operations	2,320	1,724	1,491	5,535	5,411

Expenses: From operations	1,680	1,535	884	4,099	4,148
Debt servicing	527	—	10	537	480

Total expenses	2,207	1,535	894	4,636	4,628

Net income	113	189	597	899	783
Other comprehensive loss	(256)	(62)	(1)	(319)	(167)

Total comprehensive income (loss)	(143)	127	596	580	616
Transfers to the Government	—	—	(596)	(596)	(562)

Net increase in equity in government business enterprises	(143)	127	—	(16)	54

FINANCIAL POSITION
Assets:
Cash and temporary investments	494	81	41	616	284
Amounts receivable	470	399	52	921	940
Portfolio investments: Due from Government and government organizations	114	864	—	978	961
Due from others	—	3,429	—	3,429	3,086
Capital assets	14,809	148	375	15,332	13,764
Other assets	1,212	213	71	1,496	1,408

Total assets	17,099	5,134	539	22,772	20,443

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,804	721	192	2,717	2,474
Long-term debt: Owing to Government	12,485	—	342	12,827	10,967
Other borrowings, discounts and deferred transaction costs	195	5	—	200	189
Net pension obligations (assets)	(54)	411	—	357	247
Future cost of existing claims	—	2,867	—	2,867	2,746

Total liabilities	14,430	4,004	534	18,968	16,623

Equity in government business enterprises	2,669	1,130	5	3,804	3,820

Note a:	For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.
Note b:	The Manitoba Liquor Control Commission and Manitoba Lotteries Corporation were merged into a single entity, effective April 1, 2014.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 4

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2015

($ millions)

			Canada		Promissory Notes
			Pension	Loans and	and
Fiscal Year of Maturity	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2015	2014
2015	—	—	—	—	—	—	4,217
2016	1,962	—	—	71	1,795	3,828	2,054
2017	2,007	634	—	55	—	2,696	2,615
2018	2,469	—	—	34	—	2,503	2,490
2019	1,868	761	—	65	—	2,694	2,585
2020	2,464	—	15	20	—	2,499	2,345

2015-2020	10,770	1,395	15	245	1,795	14,220	16,306

2021-2025	6,306	381	—	352	—	7,039	4,414
2026-2035	3,767	—	—	—	—	3,767	3,130
2036-2065	9,844	—	477	—	—	10,321	8,404
2015-2042 Crown Organizations	620	—	—	279	—	899	881

2021-2065	20,537	381	477	631	—	22,026	16,829

Total borrowings	31,307	1,776	492	876	1,795	36,246	33,135

Reduced by:
Debt incurred for and repayable by the Manitoba Hydro-Electric Board						(12,485)	(10,683)
Unamortized debt issue costs						(202)	(95)
Unamortized foreign currency fluctuation						(27)	(33)
Unamortized gains and losses on derivative contracts						258	162
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(533)	(540)

						23,257	21,946

	March 31/15 Cdn $ Valuation (See Notes)	March 31/14 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	28,119	25,101
Foreign issues hedged to Canadian dollars	6,351	6,154
U.S. dollars	1,776	1,880

Total borrowings	36,246	33,135

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 0.785% to 10.50%.
ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.75% and the highest set at 4.29% as at March 31, 2015.
iii)	Floating U.S. - U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the rate currently set at 0.5302% as at March 31, 2015.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2015

	($ millions)
	2015	2014
ACCOUNTS PAYABLE	1,449	1,370

ACCRUED CHARGES:
Interest	196	196
Disaster financial assistance	307	263
Liability for contaminated sites (Note 15)	293	311
Salaries and benefits	836	760
Employee future benefits (Note 13)	478	462
Other	207	178

	2,317	2,170

PROVISION FOR FUTURE LOSSES (Note 6)	19	18

UNEARNED REVENUE	419	413

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	4,204	3,971

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2015

	Civil Service Superannuation Plan	Teachers’	Post- Secondary Education Plans	Public School Division Plans	Other Plans
						($ millions)
		Pension				Total	Total
		Plan				2015	2014
			(Note A)	(Note A)	(Note A)		Restated
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as previously reported	2,619	3,480	1,374	429	107	8,009	7,687
Restatement	—	—	—	11	—	11	11

Obligation at beginning of year	2,619	3,480	1,374	440	107	8,020	7,698
Current service costs	80	87	60	19	4	250	247
Interest cost on benefit obligation	155	224	80	26	5	490	471
Change in actuarial (gains) losses and reserves	73	—	8	4	2	87	37
Plan amendment	—	—	2	—	—	2	—
Benefits paid	(141)	(178)	(110)	(21)	(4)	(454)	(433)

Obligation at end of year	2,786	3,613	1,414	468	114	8,395	8,020

PLAN ASSETS
Plan assets at beginning of year as previously reported	1,912	2,020	1,301	428	43	5,704	5,157
Restatement	—	—	—	11	—	11	11

Plan assets at beginning of year	1,912	2,020	1,301	439	43	5,715	5,168
Employer contributions	89	96	41	11	4	241	239
Employee contributions	—	—	28	10	1	39	37
Transfer of plan assets	3	—	—	—	—	3	5
Plan asset contributions	—	—	—	—	—	—	—
Benefits paid	(141)	(178)	(110)	(20)	(4)	(453)	(433)
Expected return on plan assets	107	120	78	25	2	332	313
Experience gains (losses)	80	117	37	4	3	241	386

Market value of plan assets	2,050	2,175	1,375	469	49	6,118	5,715
Deferred investment losses (gains)	(148)	(191)	(74)	2	(4)	(415)	(296)

Market related value of plan assets	1,902	1,984	1,301	471	45	5,703	5,419

PENSION LIABILITY
Plan deficit (surplus)	884	1,629	113	(3)	70	2,693	2,602
Unamortized actuarial gains (losses)	(109)	(223)	(98)	(27)	1	(456)	(566)
Surplus adjustments (Note B)	—	—	—	4	4	8	2

Pension liability	775	1,406	15	(26)	75	2,245	2,038

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	80	87	60	19	4	250	247
Interest cost on benefit obligation	155	224	80	26	5	490	472
Return on plan assets	(107)	(120)	(78)	(25)	(2)	(332)	(313)
Employee contributions	—	—	(28)	(10)	(1)	(39)	(37)
Amortization of actuarial (gains) losses	12	39	19	2	(1)	71	86
Plan amendment	—	—	2	—	—	2	—
Change in surplus adjustments	—	—	—	3	4	7	(1)

Defined benefit pension plan expense	140	230	55	15	9	449	454

Defined contribution pension plan expense	—	—	5	17	139	161	154

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 6

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2015

	Civil		Post-		Public
	Service	Teachers’	Secondary		School
	Superannuation	Pension	Education		Division		Other		Total	Total
	Plan	Plan	Plans		Plans		Plans		2015	2014
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	33,200	22,800	6,200		4,600		300		67,100	67,500
Number of pensioners	18,600	13,800	1,800		1,700		300		36,200	35,100

Total number of plan members	51,800	36,600	8,000		6,300		600		103,300	102,600

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.50%	5.75% - 6.00%		5.00% - 6.00%		5.00% - 5.50%
Expected long-term rate of return	6.00%	6.50%	5.65% - 6.50%		5.00% - 6.00%		5.00% - 5.50%
Inflation	2.00%	2.25%	2.00% - 2.50%		2.00% - 2.50%		2.00% - 2.50%
Real rate of return	4.00%	4.25%	3.50% - 3.90%		3.00% - 4.00%		3.00% - 3.50%
Rate of salary increase	3.75%	3.00%	2.00% - 3.00%		3.00% - 4.00%		3.50%
Latest valuation	(Note C )	(Note C )	(Note C	)	(Note C	)	(Note C	)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.
Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division, Retirement Plan for Employees of Frontier School Division and the School District of Mystery Lake Pension Plan.
Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.
Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit.
Note C:	The latest actuarial valuation report dates and the estimated average remaining service life (EARSL), in years, are as follows:

	Valuation Date	EARSL
- Civil Service Superannuation Plan	Dec 2013	14.1
- Teachers’ Retirement Allowance Plan	Jan 2012	11.9
- University of Manitoba Pension Plans	Dec 2013	9.0
- University of Winnipeg Pension Plan	Dec 2013	7.9
- Brandon University Retirement Plan	Dec 2014	8.5
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2012	12.0
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2013	13.0
- Retirement Plan for Employees of Frontier School Division	Dec 2009	13.0
- School District of Mystery Lake	Jun 2014	17.3
- Members of Legislative Assembly Pension Plan	Mar 2014	4.9
- Legislative Assembly Pension Plan	Dec 2010	8.0
- Judges’ Supplemental Pension Plan	Mar 2010	10.0
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2013	—

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2015

($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction	2015	2014
Cost
Opening cost, as previously reported	251	7,614	2,509	862	994	373	4,487	636	147	17,873	16,719
Prior Period Adjustments (Note 16)	—	—	—	—	—	—	—	(11)	—	(11)	—

Opening cost, as restated	251	7,614	2,509	862	994	373	4,487	625	147	17,862	16,719

Add:
Additions during the year	14	521	141	27	222	49	396	3	161	1,534	1,333
Less:
Disposals and write downs	(1)	(48)	(56)	(10)	(25)	(2)	—	—	(4)	(146)	(179)
Settlements and reclassifications	—	85	1	—	(86)	9	58	2	(69)	—	—

Closing cost	264	8,172	2,595	879	1,105	429	4,941	630	235	19,250	17,873

Accumulated amortization
Opening accumulated amortization	—	3,126	1,702	554	—	65	1,743	84	—	7,274	6,877
Prior Period Adjustments (Note 16)	—	—	—	—	—	—	—	4	—	4	—

Opening cost, as restated	—	3,126	1,702	554	—	65	1,743	88	—	7,278	6,877

Add:
Amortization	—	212	148	68	—	6	152	9	—	595	554
Less:
Accumulated amortization on disposals and write downs	—	(21)	(52)	(10)	—	(1)	—	—		(84)	(157)

Closing accumulated amortization	—	3,317	1,798	612	—	70	1,895	97	—	7,789	7,274

Net Book Value of Tangible Capital Assets	264	4,855	797	267	1,105	359	3,046	533	235	11,461	10,599

During the year, the Province capitalized $9 million of interest relating to assets under construction (2014 - $12 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 8

FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH

Manitoba Health, Healthy Living and Seniors

Addictions Foundation of Manitoba

CancerCare Manitoba

Diagnostic Services of Manitoba Inc.

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority

Not-for-Profit Personal Care Homes

Regional Health Authorities of Manitoba Inc.

Regional Health Authorities (including controlled organizations)

Interlake-Eastern Regional Health Authority

Northern Regional Health Authority Inc.

Prairie Mountain Health

Southern Health-Santé Sud

Winnipeg Regional Health Authority

Rehabilitation Centre for Children, Inc.

St.Amant Inc.

EDUCATION

Manitoba Education and Advanced Learning

Assiniboine Community College

Brandon University

Université de Saint-Boniface

Manitoba Text Book Bureau

Public School Divisions

Public Schools Finance Board

Red River College

University College of The North

University of Manitoba

University of Winnipeg

FAMILY SERVICES

Manitoba Children and Youth Opportunities

Manitoba Family Services

First Nations of Northern Manitoba Child and Family Services Authority

First Nations of Southern Manitoba Child and Family Services Authority

General Child and Family Services Authority

Métis Child and Family Services Authority

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Aboriginal and Northern Affairs

Manitoba Agriculture, Food and Rural Development

Manitoba Conservation and Water Stewardship

Manitoba Jobs and the Economy

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Manitoba Housing and Community Development

Manitoba Infrastructure and Transportation

Manitoba Mineral Resources

Manitoba Municipal Government

Abandonment Reserve Fund

Biodiesel Fund

Communities Economic Development Fund

Community Revitalization Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board

Crown Lands and Property Agency

Economic Development Winnipeg Inc. (See Note)

Entrepreneurship Manitoba

Ethanol Fund

Farm Machinery and Equipment Act Fund

Fish and Wildlife Enhancement Fund

Food Development Centre

Green Manitoba Eco Solutions

Industrial Technology Centre

Leaf Rapids Town Properties Ltd.

Liquor and Gaming Authority of Manitoba

Manitoba Agricultural Services Corporation

Manitoba Cattle Enhancement Council

Manitoba Community Services Council Inc.

Manitoba Development Corporation

Manitoba Education, Research and Learning

Information Networks (MERLIN)

Manitoba Floodway and East Side Road Authority

Manitoba Habitat Heritage Corporation

Manitoba Hazardous Waste Management Corporation

Manitoba Horse Racing Commission

Manitoba Housing and Renewal Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Potash Corporation

Manitoba Trucking Productivity Improvement Fund

Manitoba Water Services Board

Materials Distribution Agency

Mining Community Reserve

Mining Rehabilitation Reserve Fund

Pineland Forest Nursery

Quarry Rehabilitation Reserve Fund

Research Manitoba

Vehicle and Equipment Management Agency

Veterinary Science Scholarship Fund

Waste Reduction and Recycling Support Fund

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Manitoba Finance

Manitoba Labour and Immigration

Manitoba Justice

Manitoba Multiculturalism and Literacy

Manitoba Tourism, Culture, Heritage, Sport and Consumer Protection

Crown Corporations Council

Helen Betty Osborne Memorial Foundation

Financial Literacy Fund

Funeral Board of Manitoba

Insurance Council of Manitoba

Land Titles Assurance Fund

Le Centre culturel franco-manitobain

Legal Aid Manitoba

Manitoba Arts Council

Manitoba Centennial Centre Corporation

Manitoba Combative Sports Commission

Manitoba Film & Sound Recording Development Corporation

Manitoba Law Reform Commission

Manitoba Financial Services Agency

Office of the Fire Commissioner

Pension Assets Fund

Special Operating Agencies Financing Authority

Sport Manitoba Inc.

Public Guardian and Trustee

Travel Manitoba

Venture Manitoba Tours Ltd.

Victims Assistance Fund

Vital Statistics Agency

Workplace Safety and Health Public Education Fund

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Deposit Guarantee Corporation of Manitoba

Manitoba Public Insurance Corporation

Workers Compensation Board of Manitoba

Finance:

Manitoba Liquor and Lotteries Corporation

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 8

(cont’d)

SPECIAL ACCOUNTS, not attached to a Sector or Department

Debt Retirement Account

Fiscal Stabilization Account

Note:

Econonmic Development Winnipeg Inc. is a government partnership.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2015

($ millions)

	Health		Education		Family Services		Community, Economic and Resource Development
	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	495	467	—	—	17	7
Fees and other revenue	567	532	643	610	27	27	810	811
Federal transfers	1,174	1,105	130	131	1	1	282	293
Contributions from entities within the
Government Reporting Entity	59	59	64	61	—	—	—	3
Sinking funds and other investment earnings	4	8	49	17	—	—	40	39

TOTAL REVENUE	1,804	1,704	1,381	1,286	28	28	1,149	1,153

EXPENSE
Personnel services	3,406	3,278	2,751	2,702	182	180	443	423
Grants/Transfer payments	1,353	1,223	(159)	(167)	312	293	632	559
Transportation	61	64	33	33	4	4	28	34
Communication	17	16	23	24	3	3	18	16
Supplies and services	696	688	390	357	36	39	320	274
Social assistance related	—	1	4	4	628	596	732	639
Other operating	306	318	405	431	17	16	176	284
Debt servicing	49	48	146	138	1	1	258	246
Minor capital	20	17	63	60	1	—	7	9
Amortization	179	162	140	136	3	4	247	229

TOTAL EXPENSE	6,087	5,815	3,796	3,718	1,187	1,136	2,861	2,713

NET LOSS FOR THE YEAR	(4,283)	(4,111)	(2,415)	(2,432)	(1,159)	(1,108)	(1,712)	(1,560)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2014/15

SCHEDULE 9

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2015

($ millions)

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	3,679	3,446	—	—	3,679	3,446
Other taxes	—	—	3,422	3,282	(34)	(33)	3,900	3,723
Fees and other revenue	177	196	4	76	(45)	(50)	2,183	2,202
Federal transfers	17	23	2,205	2,265	—	—	3,809	3,818
Contributions from entities within the Government Reporting Entity	1	—	928	810	(153)	(150)	899	783
Sinking funds and other investment earnings	176	178	—	—	—	—	269	242

TOTAL REVENUE	371	397	10,238	9,879	(232)	(233)	14,739	14,214

EXPENSE
Personnel services	553	561	15	18	66	24	7,416	7,186
Grants/Transfer payments	110	105	54	50	(380)	(359)	1,922	1,704
Transportation	10	10	6	23	(4)	1	138	169
Communication	13	14	—	—	—	—	74	73
Supplies and services	201	202	54	42	95	85	1,792	1,687
Social assistance related	4	10	—	—	—	—	1,368	1,250
Other operating	38	39	35	107	(21)	9	956	1,204
Debt servicing	380	388	—	—	7	—	841	821
Minor capital	3	2	1	—	(6)	—	89	88
Amortization	8	9	7	7	11	7	595	554

TOTAL EXPENSE	1,320	1,340	172	247	(232)	(233)	15,191	14,736

NET INCOME (LOSS) FOR THE YEAR	(949)	(943)	10,066	9,632	—	—	(452)	(522)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2015

SECTION 2	OTHER FINANCIAL REPORTS

TABLE OF CONTENTS	PAGE

Fiscal Stabilization Account (Audited)	125

Debt Retirement Account (Audited)	131

Consolidated Details and Reconciliation to Core Government Results (Unaudited)	133

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2015 (“the statement”). The statement has been prepared by management based on section 65(1) (c) (ii) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2015 is prepared, in all material respects, in accordance with section 65(1) (c) (ii) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of Section 65(1) (c) (ii) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

The Schedule of Supplementary Information has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

/s/ Norm Ricard
September 23, 2015	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2014/15

FISCAL STABILIZATION ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2015

	($ thousands)
	2015	2014
Transfer to Core Government operations	(55,000)	(100,000)
Account Balance, beginning of year	274,533	374,533

Account Balance, end of year	219,533	274,533

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2014/15

FISCAL STABILIZATION ACCOUNT

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2015

1.	The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2.	Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(c)(ii) of The Financial Administration Act.

3.	It is the Government’s policy to divide the Fiscal Stabilization Account into two programs, the Health Program and the General Program, as presented in the attached, unaudited Schedule of Supplementary Information. Funds were allocated to the Health Program based upon funds received from the Federal Government for Wait Time Reduction programming and Other Health Related programming.

4.	Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year. As authorized under amendments to The Balanced Budget, Fiscal Management and Taxpayer Accountability Act, Part 4.1, during the economic recovery period the Minister is directed to transfer at least $600 million from the Fiscal Stabilization Account to the core government to support the amortization of increases in general purposes debt, including related interest expenses, attributable to negative net results for fiscal years within that period.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2014/15

FISCAL STABILIZATION ACCOUNT

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2015

	($ thousands)
Fiscal Stabilization Account by Program	2015	2014
Health Program
Account Balance, beginning of year	—	—
Health Program Transfers
- Wait Time reduction Programming	—	—

Account Balance, end of year	—	—

General Program
Account Balance, beginning of year	274,533	374,533
General Program Transfers
- Health Program	—	—
- ecoTrust	—	—
- Transfer for General Purpose debt reduction	(55,000)	(100,000)
- Transfer to Core Government - allocated to general purposes	—	—

Account Balance, end of year	219,533	274,533

Total Account Balance, end of year	219,533	274,533

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2015 (“the statement”). The statement has been prepared by management based on section 65(1) (c) (i) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2015 is prepared, in all material respects, in accordance with section 65(1) (c) (i) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of section 65(1) (c) (i) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

/s/ Norm Ricard
September 23, 2015	Norm Ricard, CPA, CA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2014/15

DEBT RETIREMENT ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2015

	2015	2014
Account Balance, end of year	—	—

Notes to Financial Information

1.	The Debt Retirement Account was established under the authority of The Balanced Budget, Fiscal Management and Taxpayer Accountability Act (Act). The Debt Retirement Fund established under the Act is continued as the Debt Retirement Account. The purpose of the Account was to assist in the orderly repayment of debt pursuant to the Act.

2.	Transactions in the Debt Retirement Account are accounted for on an accrual basis. Transfers to the account are made in accordance with Sections 13(2) and 13(3) of the Act. Transfers from the account are made in accordance with Section 14(1) and 14(2) of the Act. The report on these transactions is made in accordance with Section 65(1)(c)(i) of The Financial Administration Act.

3.	In accordance with subsection 14(2) of the Act, which requires the balance of the debt retirement account to be transferred to the Core Government at least once every five years for the purpose of reducing general purpose debt, the Government transferred $145 million from the Debt Retirement Account to the Core Government on April 14, 2010.

4.	Subsection 13(2) of the Act was amended to not apply to those periods falling within the economic recovery period, ending March 31, 2016, and as a result there was no transfer from Core Government operations for the specific purpose of reducing general purpose debt and pension obligations. Consequently there was no transfer from the Debt Retirement Account for the specific purpose of providing for the future retirement of pension obligations in accordance with subsection 14(1) of the Act.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2014/15

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED DETAILS AND RECONCILIATION

TO CORE GOVERNMENT RESULTS

For the Year ended March 31, 2015

Unaudited

($ millions)

	2015			2014
	Core Government	Consolidation Impacts	Summary 2015	Core Government	Consolidation Impacts	Summary 2014
REVENUE
Income taxes	3,679	—	3,679	3,446	—	3,446
Other taxes	3,537	363	3,900	3,391	332	3,723
Fees and other revenue	568	1,615	2,183	631	1,571	2,202
Federal transfers	3,497	312	3,809	3,525	293	3,818
Net income from government business enterprises	596	303	899	562	221	783
Sinking funds and other investment earnings	—	269	269	—	242	242

TOTAL REVENUE	11,877	2,862	14,739	11,555	2,659	14,214

EXPENSES
Health	5,427	552	5,979	5,284	422	5,706
Education	2,421	1,218	3,639	2,365	1,197	3,562
Family Services	1,188	(68)	1,120	1,136	(62)	1,074
Community, Economic and Resource Development	2,287	254	2,541	2,161	254	2,415
Justice and Other Expenditures	989	82	1,071	1,053	105	1,158
Debt Servicing	199	642	841	208	613	821

TOTAL EXPENSES	12,511	2,680	15,191	12,207	2,529	14,736

Net Result before Transfers for Debt Repayment	(634)	182	(452)	(652)	130	(522)
Transfer (to) from Fiscal Stabilization Account	55	(55)	—	100	(100)	—

NET RESULT FOR THE YEAR AFTER TRANSFERS	(579)	127	(452)	(552)	30	(522)